EXHIBIT 16.1

Michael Pollack, Certified Public Accountant, Cherry Hill New Jersey

March 22, 2007

Shanghai Yutong Pharma, Inc.

Mr. Lu Jiang An

No. 2020 Huqingping Rd.
Qingpu District
Shanghai, 201702
China

Dear Mr Lu:

Please accept this letter on behalf of Shanghai Yutong Pharma, Inc. as of written confirmation as to my resignation as the independent registered public accountant of record for the years ended December 31, 2004 and 2005 and most recent interim report of September 30, 2006.

Very Truly Yours,

BY: Michael Pollack ----------------- Michael Pollack